Exhibit 10.3

AMENDMENT NO. 2 TO FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDMENT NO. 2 TO FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is dated and effective as of December 22, 2017, by and between Medallion Financial Corp. (the “Company”) and Alvin Murstein (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain First Amended and Restated Employment Agreement, dated May 29, 1998 (as amended, the “Existing Agreement”); and

WHEREAS, the Company and the Executive have agreed, subject to the terms and conditions of this Amendment, that the Existing Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration and with the intention of hereby being legally bound, the parties hereby agree as follows:

1. Defined Terms. Except as otherwise indicated herein, all words and terms defined in the Existing Agreement shall have the same meanings when used herein.

2. Amendment. The following subsection Section 5.5 is hereby inserted at the end of Section 5 of the Existing Agreement:

“Any payments to be made under this Agreement upon the termination of the Executive’s employment with the Company will only be made upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and any such payments that may be excluded from Section 409A either as separation pay due to an involuntary “separation from service” or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. Notwithstanding any other provision of this Agreement, if any payment provided to the Executive in connection with the termination of the Executive’s employment with the Company is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment will not be paid until the first payroll date to occur following the later of (i) the six-month anniversary of the Date of Termination or (ii) the 18-month anniversary of the date of this Amendment (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Executive in a lump sum on the Specified Employee Payment Date. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment.”

3. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

MEDALLION FINANCIAL CORP.

By:	/s/Larry D. Hall

Name:	Larry D. Hall

Title:	Chief Financial Officer

ALVIN MURSTEIN

/s/Alvin Murstein